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                                                                 Exhibit (h)(x)


                                                     January 1, 2004


RS INVESTMENT MANAGEMENT, L.P.

RE: REVISED SUB-ADMINISTRATION AND ACCOUNTING SERVICES FEES

Dear Sir/Madam:

     This revised letter (the "Letter Agreement") constitutes our agreement with respect to compensation to be paid to PFPC Inc. ("PFPC") under the terms of a Sub-Administration and Accounting Services Agreement dated January 1, 1999 among RS Investment Management, L.P. ("RSIM, L.P."), RS Investment Trust ("you" or the "Fund") and PFPC (the "Agreement") as amended from time to time for services provided on behalf of each of the Fund's investment portfolios (the "Portfolios") listed on Exhibit A to that Agreement as such Exhibit may be amended from time to time. This Letter Agreement supercedes all previous Letter Agreements between the parties with respect to the fees set forth herein. Pursuant to Paragraph 12 of the Agreement, and in consideration of the services to be provided to each Portfolio, RSIM, L.P. will pay PFPC an annual accounting and sub-administration services fee to be calculated daily and paid monthly as set forth below.

1. SUB-ADMINISTRATION AND ACCOUNTING SERVICES

   A. Asset Based Fees:

      The following fee will be calculated based upon each Portfolio's average daily net assets and paid monthly:

       For each Portfolio with assets less than $50 million, the asset based fee will be .02% of such Portfolio's average daily net assets.

       For each Portfolio with assets between $50 million and $75 million, the asset based fee will be .045% of such Portfolio's average daily net assets.

       For Portfolios with assets in excess of $75 million the asset based fee will be as follows:

       .07% of each Portfolio's first $1,616,666,667 of average daily net assets;

       .04% of each Portfolio's first $133,333,333 of average daily net assets; and

       .03% of each Portfolio's average daily net assets in excess of $1.75 billion.

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   B. Minimum Monthly Fee:

   The minimum monthly fee shall be $5,683 for each Portfolio, exclusive of outside pricing services fees and out-of-pocket expenses.

2. MISCELLANEOUS

   RSIM, L.P. will reimburse PFPC for out-of-pocket expenses incurred on the Fund's behalf, including, but not limited to, postage, telephone, telex, overnight express charges, deconversion costs, costs to obtain independent security market quotes and travel expenses incurred for Board meeting attendance.

   Any fee or out-of-pocket expenses not paid within 45 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment of the fees are received by PFPC.

   If during the next three years from the date of this revised Letter Agreement, PFPC is removed form the Sub-Administration and Accounting
Services Agreement, PFPC will recoup 100% of the fees waived. The fee for the period from the date hereof until the end of that year shall be prorated according to the proportion which such period bears to the full annual period.

   The parties agree that the Fund is executing this Letter Agreement on behalf of each of the Portfolios separately; that each of the Portfolios is acting solely on its own behalf separately from each of the other Portfolios and not jointly or jointly and severally with any of the other Portfolios; that this Letter Agreement shall constitute, and shall for all purposes be construed to give effect to the intention of the parties that it constitute, a separate Letter Agreement between PFPC, RSIM, L.P. and the Fund on behalf of each such Portfolio separately, as if the Fund had executed this Letter Agreement separately on behalf of such Portfolio; and that no Portfolio shall be liable for the obligations of any other Portfolio arising hereunder.

   A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the trustees of the fund as trustees and not individually and that the obligations of this instrument are not binding upon any of the trustees, officers, or shareholders of the Fund individually but are binding only upon the assets and property of the Fund.

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   If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.


                                       Very truly yours,

                                       PFPC INC.

                                       By:    /s/ Neal J. Andrews
                                          --------------------------
                                       Name:  NEAL J. ANDREWS
                                             -----------------------
                                       Title: SVP
                                             -----------------------



Agreed and Accepted:

RS INVESTMENT MANAGEMENT, L.P.

By:    /s/ Steve Cohen
   -------------------------
Name:  STEVE COHEN
     -----------------------
Title: CFO
       ---------------------


RS INVESTMENT TRUST, on behalf of
its several constituent Portfolios

By:    /s/ Steve Cohen
   -------------------------
Name:  STEVE COHEN
     -----------------------
Title: CFO
       ---------------------